                                                                   EXHIBIT 23.16




             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Shad Management Company and Consolidated Investees:

We consent to the incorporation by reference in this registration statement on Form S-3 of Republic Industries, Inc. of our report dated February 12, 1997 (except as to note 7, which is as of February 23, 1997) with respect to the consolidated balance sheet of Shad Management Company and Consolidated Investees as of December 31, 1996, and the related consolidated statements of operations, retained earnings and cash flows for the period April 1, 1996 to December 31, 1996, which report appears in the Form 8-K of Republic Industries, Inc. dated June 13, 1997 and to the reference to our Firm under the heading "Experts" in this Registration Statement on Form S-3.


/s/ KPMG PEAT MARWICK LLP


KPMG PEAT MARWICK LLP


Jacksonville, Florida
January 16, 1998